Summary of Director Compensation

(as of January 28, 2005)

Directors of Dollar General Corporation receive a $6,250 quarterly retainer plus $1,250 for each Board or committee meeting attended and $625 for each telephonic Board or committee meeting attended. Committee chairpersons and the presiding director receive an additional quarterly retainer of $1,250. A director who also is a Dollar General employee does not receive any separate compensation for Board service.  Directors also receive reimbursement for fees and expenses incurred in connection with continuing education seminars and travel expenses related to meeting attendance or company-requested appearances.

In addition, a director who is not a Dollar General employee is entitled to receive an annual grant of 4,600 restricted stock units (6,000 restricted stock units in the case of a non-employee Chairman) pursuant to our 1998 Stock Incentive Plan. The restricted stock units generally vest on the first anniversary of the grant date, if the director is still serving as a director on that date, subject to accelerated vesting provisions as provided in the Plan; however, no common stock may be distributed, nor any amount paid, to any director in respect of restricted stock units until the director has ceased to be a member of the Board.  Dividend equivalents on the restricted stock units are credited to the director’s restricted stock unit account in accordance with the terms of the Plan.